As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-276915

Registration No. 333-269614

Registration No. 333-262595

Registration No. 333-252904

Registration No. 333-237031

Registration No. 333-230270

Registration No. 333-223992

Registration No. 333-220866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8 REGISTRATION STATEMENT No. 333-276915

FORM S-8 REGISTRATION STATEMENT No. 333-269614

FORM S-8 REGISTRATION STATEMENT No. 333-262595

FORM S-8 REGISTRATION STATEMENT No. 333-252904

FORM S-8 REGISTRATION STATEMENT No. 333-237031

FORM S-8 REGISTRATION STATEMENT No. 333-230270

FORM S-8 REGISTRATION STATEMENT No. 333-223992

FORM S-8 REGISTRATION STATEMENT No. 333-220866

UNDER

THE SECURITIES ACT OF 1933

DECIPHERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-1003521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Address of registrant’s principal executive offices)

Deciphera Pharmaceuticals, LLC 2015 Equity Incentive Plan

Deciphera Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan

Deciphera Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan

Deciphera Pharmaceutics, Inc. 2022 Inducement Plan

(Full titles of the plans)

Steven L. Hoerter

President and Chief Executive Officer

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

(Name, address and telephone number of agent for service)

Copies to:

Jeffrey M. Held, Esq.

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

(781) 209-6400

and

Jason T. Simon

Tricia Branker

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Telephone: (703) 749 1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Deciphera Pharmaceuticals, Inc., a Delaware corporation (“Deciphera”):

•

Registration Statement No. 333-220866, registering 7,055,291 shares of Deciphera common stock, par value $0.01 per share (“Shares”), issuable pursuant to the Deciphera Pharmaceuticals, LLC 2015 Equity Incentive Plan, Deciphera Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan (the “2017 Plan”) and Deciphera Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan (the “ESPP”), filed with the SEC on October 6, 2017;

•	Registration Statement No. 333-223992, registering 1,629,583 Shares issuable pursuant to the 2017 Plan and ESPP, filed with the SEC on March 28, 2018;

•	Registration Statement No. 333-230270, registering 1,883,837 Shares issuable pursuant to the 2017 Plan and ESPP, filed with the SEC on March 14, 2019;

•	Registration Statement No. 333-237031, registering 2,464,706 Shares issuable pursuant to the 2017 Plan and ESPP, filed with the SEC on March 9, 2020;

•	Registration Statement No. 333-252904, registering 2,703,845 Shares issuable pursuant to the 2017 Plan and ESPP, filed with the SEC on February 9, 2021;

•

Registration Statement No. 333-262595, registering 3,541,985 Shares issuable pursuant to the 2017 Plan, ESPP and the Deciphera Pharmaceuticals, Inc. 2022 Inducement Plan (the “2022 Inducement Plan”), filed with the SEC on February  9, 2022;

•	Registration Statement No. 333-269614, registering 3,375,494 Shares issuable pursuant to the 2017 Plan, ESPP and 2022 Inducement Plan, filed with the SEC on February 7, 2023; and

•	Registration Statement No. 333-276915, registering 3,975,734 Shares issuable pursuant to the 2017 Plan, ESPP and 2022 Inducement Plan, filed with the SEC on February 7, 2024.

On April 29, 2024, Deciphera entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ono Pharmaceutical Co., Ltd., a Japanese company (kabushiki kaisha) (“Ono”), and Topaz Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ono (“Merger Sub”). Pursuant to the Merger Agreement, on June 11, 2024, Merger Sub merged with and into Deciphera with Deciphera surviving the merger as a wholly-owned subsidiary of Ono.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Deciphera has terminated, as of the date hereof, any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Deciphera in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Deciphera hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on June 11, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ Steven L. Hoerter
Name: Steven L. Hoerter
Title: President and Chief Executive Officer